Exhibit 5.18

[FORM OF OPINION]

[Ritch Mueller, S.C. Letterhead]

June 24, 2011

Tomkins, Inc.

Tomkins, LLC

1551 Wewatta Street

Denver, Colorado, 80202

USA

Ladies and Gentlemen:

We have acted as special counsel to AMP Industrial Mexicana, S.A. de C.V. (“AMP Industrial Mexicana”), Aplicadores Mexicanos, S.A. de C.V. (“Aplicadores Mexicanos”), Auto Industrial de Partes, S.A. de C.V., (“Auto Industrial de Partes”), Ruskin de México, S.A. de C.V., (“Ruskin de México”), and Tomkins Poly Belt Mexicana, S.A. de C.V., (“Tomkins Poly Belt Mexicana” and together with AMP Industrial Mexicana, Aplicadores Mexicanos, Auto Industrial de Partes, Ruskin de México and Tomkins Poly Belt Mexicana, the “Companies”), in connection with the issuance of $1,150,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 (the “Notes”) by Tomkins, Inc. (formerly Pinafore, Inc.) and Tomkins, LLC (formerly, Pinafore, LLC) and the guarantees of the Notes (the “Guarantees”) by the Companies under an indenture dated as of September 29, 2010, as supplemented by the first supplemental indenture dated as of November 18, 2010, the second supplemental indenture dated as of December 21, 2010, the third supplemental indenture dated as of December 23, 2010, the fourth supplemental indenture dated as of January 20, 2011, the fifth supplemental indenture dated as of February 23, 2011 (the “Fifth Supplemental Indenture”), the sixth supplemental indenture dated as of February 24, 2011 and the seventh supplemental indenture dated as of March 3, 2011 (collectively, the “Indenture”) entered into among the Tomkins, Inc. and Tomkins, LLC, the Guarantors named therein, and Wilmington Trust FSB, as trustee and collateral agent (the “Trustee”), and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission on June 24, 2011 (the “Registration Statement”).

Capitalized terms used and not otherwise defined herein, shall have the meanings assigned thereto in the Indenture.

In connection with this opinion, we have examined and have relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth, including:

(a)	the Indenture.

(b)	the following public deeds evidencing the articles of incorporation and current by-laws (estatutos sociales) of each of the Companies:

(i)	for AMP Industrial Mexicana:
(A)	public deed number 25,776, dated as of May 19, 1988, granted before Notary Public No. 4, Mr. Fernando Díaz Ceballos R., with practice in Mexicali, Baja California, México, recorded in the Public Registry of Commerce of Mexicali, Baja California, under number 7,116, page 439 of Volume XVI, First Book of the Commerce Section, on January 18, 1989, which contains the incorporation of AMP Industrial Mexicana;
(ii)	for Aplicadores Mexicanos:
(A)

public deed number 379, dated July 25, 1983, granted before Notary Public No. 19, Mr. Alejandro Victor González Bernal, with practice in Ciudad Juárez, Chihuahua, México, recorded in the Public Registry of Commerce of Ciudad Juárez, Chihuahua, under number 15, page 6 of Book No. 256 of the

Commerce Section, on January 17, 1984, which contains the incorporation of Aplicadores Mexicanos;
(B)	public deed number 10,852, dated September 8, 2003, granted before Notary Public No. 1, Mr. Aureliano González Baz, with practice in Ciudad Juárez, Chihuahua, México, recorded in the Public Registry of Commerce of Ciudad Juárez, Chihuahua, under number 76, page 129, Volume 126 of the First Book of Commerce, on September 24, 2003, which contains an amendment to article 22 of the articles of incorporation of Aplicadores Mexicanos;
(C)	public deed number 11,018, dated August 30, 2004, granted before Notary Public No. 1, Mr. Aureliano González Baz, with practice in Ciudad Juárez, Chihuahua, México, recorded in the Public Registry of Commerce of Ciudad Juárez, Chihuahua, under electronic file number 1624*3, on October 19, 2004, which contains amendments to articles 2, 9, 11, 12, 13, 14, 17, 19, 20, 21, 22, 24, 25 and 26 of the articles of incorporation of Aplicadores Mexicanos;
(iii)	for Ruskin de México:
(A)	public deed number 3,175, dated February 13, 2004, granted before Notary Public No. 27, Mr. Antonio Suarez Estrada, with practice in Ciudad Juárez, Chihuahua, México, recorded in the Public Registry of Commerce of Ciudad Juárez, Chihuahua, under number 28, page 51, Volume 232 of the First Book of Commerce, on March 1, 2004, which contains the incorporation of Ruskin de México;
(iv)	for Tomkins Poly Belt Mexicana:
(A)	public deed number 38,167, dated October 13, 2004, granted before Notary Public No. 102, Mr. Jose María Morera González, with practice in Mexico City, Mexico, recorded in the Public Registry of Commerce of Mexico City, Mexico, under file number 325,468, on November 24, 2004, which contains the incorporation of Tomkins Poly Belt Mexicana;
(v)	for Auto Industrial de Partes:
(A)	public deed number 40,787, dated January 3, 1978, granted before Notary Public No. 3, Mr. J. Claudio Ibarrola Muro, with practice in Tlalnepantla, Estado de México, Mexico, recorded in the Public Registry of Commerce of Matamoros, Tamaulipas, under number 2004, page 143 of Book No. 63, on January 10, 1978, which includes the incorporation of Auto Industrial de Partes;
(B)	public deed number 22,179, dated April 10, 1985, granted before Notary Public No. 6, Mr. Eduardo Illades Villafaña, with practice in Tijuana, Baja California, recorded in the Public Registry of Commerce of Matamoros, Tamaulipas, under file number 3,909, page 2,038 of Book No. 70, on November 11, 1985, which includes the increase of the capital stock of Auto Industrial de Partes;
(C)	public deed number 22,180, dated April 19, 1985, granted before Notary Public No. 6, Mr. Eduardo Illades Villafaña, with practice in Tijuana, Baja California, recorded in the Public Registry of Commerce of Matamoros, Tamaulipas, under file number 3,910, page 2,039 of Book No. 70, on November 11, 1985, which includes the transformation of Auto Industrial de Partes from a fixed stock capital corporation (Sociedad Anónima) to a variable stock capital corporation (Sociedad Anónima de Capital Variable);
(D)	public deed number 750, dated as of July 31, 1996, granted before Notary Public No. 62, Mrs. Jessica Lilia Deytz Guevara, with practice in Matamoros, Tamaulipas, recorded in the Public Registry of Commerce of Matamoros, Tamaulipas, under file number 875, volume 3-018, of the First Book of Commerce, on December 21, 2005, which includes the amendment to article 5 of the articles of incorporation of Auto Industrial de Partes;

(c)	the following public deeds evidencing the formalization of the shareholders meeting minutes of each of the Companies authorizing the execution of the Fifth Supplemental Indenture and granting the necessary powers of attorney for such purposes:

(i)	Public deed number 3,706 dated February 2, 2011, granted before Mrs. Jessica Lilia Deytz Guevara, notary public number 62 for the fourth judicial district of Matamoros, Tamaulipas, in process of registration with corresponding Public Registry of Commerce;
(ii)	Public deed number 3,707, dated February 2, 2011, granted before Mrs. Jessica Lilia Deytz Guevara, notary public number 62 for the fourth judicial district of Matamoros, Tamaulipas, in process of registration with corresponding Public Registry of Commerce;
(iii)	Public deed number 9,656, dated February 3, 2011, granted before Mrs. Odille Corral Andujo, acting on behalf of Mr. Antonio Suárez Estrada, notary public number 27 for the judicial district of Bravos, Chihuahua, in process of registration with corresponding Public Registry of Commerce;
(iv)	Public deed number 49,598, dated February 8, 2011, granted before Mr. Ramiro E. Duarte Quijada, notary public number 10 for Mexicali, Baja California, in process of registration with corresponding Public Registry of Commerce; and
(v)	Public deed number 56,248, dated February 2, 2011, granted before Mr. José María Morera González, notary public number 102 for the City of Mexico, Federal District, in process of registration with corresponding Public Registry of Commerce.

In addition, we have examined and have relied on originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and other instruments of the Companies, as we have deemed necessary for the opinion rendered below. We have not undertaken any independent investigations before any public registries or governmental agencies.

We have assumed, without any independent investigation or verification of any kind, (i) the authenticity and genuineness of all signatures on the documents reviewed by us in connection herewith, other than with respect to the Companies, (ii) the validity, binding effect and enforceability of the Indenture governed by laws other than Mexican laws, under such laws, and that neither the execution of the Indenture nor the performance of the transactions contemplated thereby contravene or are rendered invalid, non binding or unenforceable by any applicable law of any jurisdiction other than the laws of the United Mexican States (“Mexico”), (iii) the due authorization, execution and delivery of the Indenture and related documents by the parties thereto (other than the Companies), (iv) that the by-laws (estatutos sociales) of the Companies contained in the public deeds described in item (b) above have not been further amended and are duly recorded with the Public Registry of Commerce of the corporate domicile of each Company, (v) that each of the powers-of-attorney included in the public deeds described in item (c) above has not been revoked or modified, (vi) the legal capacity of all natural persons executing the Indenture, (vii) the accuracy of the representations and warranties (except the representations (other than factual representations) relating to the Companies) in the Indenture, (viii) that all approvals that are necessary for the validity or enforceability of the Indenture (other than approvals required under the Companies’ bylaws and laws of Mexico), have been obtained and are in full force and effect, (ix) the authenticity of the Indenture and all opinions, documents and papers submitted to us as originals, other than with respect to the Companies, and (x) that copies of all opinions, documents and papers submitted to us are complete and conform to the originals thereof.

We have made no independent investigation of the laws other than the laws of Mexico as a basis for the opinion stated herein and have assumed that there is nothing in any such laws that affects our opinion.

Based upon the foregoing and subject to the assumptions, qualifications and exceptions set forth herein, we are of the opinion that:

1. Each of the Companies has been duly incorporated and each of them validly exists as a sociedad anónima de capital variable under the laws of México.

2. Each of the Companies has the power and authority to enter into the Fifth Supplemental Indenture to become a party under the Indenture and has taken all necessary corporate actions to authorize the execution and delivery of the Fifth Supplemental Indenture, and has duly authorized the signatories named therein in its corporate authorizations referred in item (c) above to execute the Fifth Supplemental Indenture.

3. The Companies have duly executed and delivered the Fifth Supplemental Indenture.

The foregoing opinion is subject to the following qualifications:

(a) Enforcement of the Indenture against the Companies may be limited by bankruptcy, concurso mercantil, tax, labour, insolvency, liquidation, reorganisation, moratorium and other laws of general application relating to or affecting the rights of creditors generally;

(b) In any proceeding brought in the courts of Mexico for the enforcement of the Indenture or any judgment related thereto obtained in a foreign jurisdiction against the Companies, a Mexican court would apply Mexican procedural law in such proceedings.

(c) In the event that proceedings are brought in Mexico seeking performance of the Companies’ obligations in Mexico, pursuant to the Mexican Monetary Law, the Companies may discharge its obligations, by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange prevailing in Mexico on the date when payment is made and, therefore, any judgment currency or currency indemnity provision contained in the Indenture may not be enforceable in Mexico.

(d) In the event that any legal proceedings are brought to the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-approved translator would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translations, and proceedings would thereafter be based upon the translated documents.

(e) Under the laws of Mexico labor claims, claims of tax authorities for unpaid taxes, Social Security quotas, Workers’ Housing Fund quotas and Retirement Fund quotas will have priority over claims under the Indenture.

(f) Provisions of the Indenture granting discretionary authority to the Trustee cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirement from a competent authority to produce satisfactory evidence as to the basis of any determination; in addition, under Mexican law, each of the Companies will have the right to contest in court any notice or certificate of the Trustee purporting to be conclusive and binding.

(g) We express no opinion as to the collection of interest on interest.

(h) Any provision in the Indenture to the effect that invalidity and illegality of any part thereof will not invalidate the remaining obligations of the Indenture may be unenforceable in Mexico to the extent that such provision constitutes an essential element of the Indenture.

(i) We express no opinion as regards the enforceability of a right of set-off as regards to indirect, contingent or un-matured obligations and liabilities under the Indenture.

(j) The taking of possession, entry, removal, sale, transfer or other disposition of property or similar action in Mexico pursuant to the Indenture may not be made in Mexico without judicial intervention after the defendant is given the right to be heard and defeated in court.

(k) With respect to provisions contained in the Indenture in connection with service of process, it should be noted that service of process by mail does not constitute personal service of process under Mexican law and, since such service is considered to be a basic procedural requirement, if for purposes of proceedings outside Mexico, service of process is made by mail, a final judgment based on such process would not be enforced by the courts of Mexico.

(l) In a suit brought before Mexican courts, such courts would apply Mexican law on statutes of limitation (prescripción). We express no opinion as to the enforceability in Mexico of a foreign judgment deriving from a lawsuit initiated after the applicable Mexican statute of limitation period has elapsed.

(m) We note that procedural rights cannot be validly waived under Mexican law.

(o) A Mexican court may stay proceeding held in such court if concurrent proceedings are being held elsewhere.

(p) We express no opinion in respect of the availability of self-help or other non-judicial remedies under Mexican law.

(q) Claims may become barred under statutes of limitation or may become subject to defences or set-off or counter claim.

(r) Under the laws of Mexico, the obligations of a guarantor may not exceed the obligations of the main obligor.

We are qualified to practice law only in Mexico and we express no opinion with regard to the laws of any jurisdiction other than Mexico. This opinion is effective as of the date hereof. We express no opinion as to rights, obligations or other matters (including change of law or circumstances) arising subsequent to the date hereof.

This opinion may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”) in connection with matters pertaining to Mexican law relating to the Registration Statement. This opinion may also be relied upon by Latham & Watkins LLP in connection with the issuance of its opinion letter in connection with matters pertaining to Mexican law covered by this opinion relating to the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by Tomkins, Inc. and Tomkins, LLC, as issuers, with the Securities and Exchange Commission under the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving this consent, we do not admit that we are “experts” within the meaning of the Securities Act or within the category of persons whose consent is required by the Securities Act.

Very truly yours,

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